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                                                                 EXHIBIT 99


                [American Water Works Company, Inc. Logo]


                              NEWS RELEASE


FOR RELEASE:  FOR IMMEDIATE RELEASE
- -----------

CONTACT:      GEORGE W. JOHNSTONE
- -------       PRESIDENT AND CHIEF EXECUTIVE OFFICER
              (609) 346-8200


                          AMERICAN WATER WORKS
                  REPORTS HIGHER FIRST QUARTER EARNINGS


     VOORHEES, NJ -- April 25, 1996 -- American Water Works Company, Inc. (NYSE-AWK) today reported first quarter 1996 net income to common stock of $16.0 million, a 28 percent increase over the $12.6 million reported for the same quarter of 1995. Earnings per share for the quarter this year were up 24 percent to 47 cents from 38 cents last year. First quarter revenues increased 10 percent, to $198.2 million from $180.8 million in 1995.

     American Water Works President and Chief Executive Officer George W. Johnstone said the first quarter results reflected continuing efforts to achieve cost efficiencies throughout operations and rate increases which recognize the capital costs of providing safe, reliable water service. In addition, this year's first quarter results reflect the acquisition of the water business of Pennsylvania Gas and Water Company on February 16, 1996.

     American Water Works Company is the largest and most geographically diverse investor-owned water utility business in the U.S. The company, through its 22 regulated subsidiaries, serves more than 800 communities with a population of approximately 7 million in 21 states.




                                ..more..



1025 Laurel Oak Road o P.O. Box 1770 o Voorhees, New Jersey 08043 o (609)
346-8200

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American Water Earnings
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     For the three and twelve month periods ended March 31, American Water
Works Company, Inc. reported unaudited consolidated revenues and income as follows:


                                 Three Months Ended     Twelve Months Ended
                                      March 31,               March 31,
                                 ------------------     -------------------
                                  1996        1995       1996        1995

(In thousands, except per share amounts)
- ---------------------------------------------------------------------------

Operating revenues              $198,189    $180,844   $820,165    $773,426

- ---------------------------------------------------------------------------

Net income                        17,031      13,547     95,545      81,769

Dividends on preferred stocks        996         996      3,984       3,984

- ---------------------------------------------------------------------------

Net income to common stock      $ 16,035    $ 12,551   $ 91,561    $ 77,785

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Average shares of common stock
  outstanding (in thousands)      34,153      32,794     33,712      32,285

Earnings per common share on
  average shares outstanding        $.47        $.38      $2.72       $2.41

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